               BlackRock Equity Dividend Fund (the "Registrant")

77Q1(e):

Copies of any new or amended Registrant investment advisory contracts

Attached please find as an exhibit to sub-item 77Q1(e) of Form N-SAR, a copy of Amendment No. 4 to the Investment Management Agreement between BlackRock Advisors, LLC and the Registrant.

                                                                EXHIBIT 77Q1(E)

            Amendment No. 4 to the Investment Management Agreement

       This Amendment No. 4 to the Investment Management Agreement dated as of June 17, 2016 (the "Amendment") is entered into by and between BlackRock Equity Dividend Fund, a Massachusetts business trust (the "Fund"), and BlackRock Advisors, LLC, a Delaware limited liability company (the "Advisor").

       WHEREAS, the Fund and the Advisor have entered into an Investment Management Agreement dated September 29, 2006, as amended on June 1,
2011, June 1, 2012 and June 1, 2014 (the "Management Agreement") pursuant to which the Advisor agreed to act as investment advisor to the Fund; and

       WHEREAS, the Management Agreement provides that the Fund will pay to the Advisor a monthly fee in arrears at an annual rate equal to the amount set forth in Schedule A thereto; and

       WHEREAS, the Management Agreement provides that the Management Agreement may be amended by the parties to the Management Agreement only if the amendment is specifically approved by a vote of the Board of Trustees of the Fund, including a majority of those Trustees who are not parties to the Management Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, and, where required by the Investment Company Act of 1940, by a vote of the majority of the outstanding voting securities of the Fund; and

       WHEREAS, the Board of Trustees, including a majority of those Trustees who are not interested persons of the Fund, specifically approved this Amendment at an in-person meeting held on May 11, 2016;

       NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

       1. Schedule A of the Management Agreement is hereby amended as set forth on the Schedule A attached hereto with respect to the Fund.

       2. Except as otherwise set forth herein, the terms and conditions of the Management Agreement shall remain in full force and effect.

       IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to the Investment Management Agreement to be executed by their officers designated below as of the day and year first above written.

                                             BLACKROCK EQUITY DIVIDEND FUND

                                             By:  /s/ John M. Perlowski
                                                  ------------------------------
                                                  Name: John M. Perlowski
                                                  Title: President
                                                  and Chief Executive Officer

                                             BLACKROCK ADVISORS, LLC

                                             By:  /s/ Neal J. Andrews
                                                  ------------------------------
                                                  Name: Neal J. Andrews
                                                  Title: Managing Director

                                  SCHEDULE A

                            INVESTMENT ADVISORY FEE

0.60% of the average daily Net Assets of the Fund not exceeding $8 billion; 0.56% of the average daily Net Assets of the Fund exceeding $8 billion but not exceeding $10 billion; 0.54% of the average daily Net Assets of the Fund exceeding $10 billion but not exceeding $12 billion; 0.52% of the average daily Net Assets of the Fund exceeding $12 billion but not exceeding $17 billion; 0.51% of the average daily Net Assets of the Fund exceeding $17 billion but not exceeding $25 billion; 0.50% of the average daily Net Assets of the Fund exceeding $25 billion but not exceeding $30 billion; 0.47% of the average daily Net Assets of the Fund exceeding $30 billion but not exceeding $40 billion; and 0.45% of the average daily Net Assets of the Fund exceeding $40 billion.